SCHEDULE 14A INFORMATION

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American Technology Corporation

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AMERICAN TECHNOLOGY CORPORATION

15378 Avenue of Science, Suite 100

San Diego, California 92128

(858) 676-1112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2006

TO THE STOCKHOLDERS OF AMERICAN TECHNOLOGY CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, May 4, 2006 at 2:00 p.m. local time at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128.

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of Swenson Advisors, LLP as the independent registered public accounting firm of the Company for its fiscal year ending September 30, 2006;

3.	To approve certain terms of the Company’s financing that occurred in July 2005;

4.	To consider a stockholder proposal, if properly presented; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

I strongly encourage you to sign up for electronic delivery of our future annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. For more information, please see “Electronic Delivery of Proxy Materials and Annual Reports” on p. 2 of the Proxy Statement.

The Board of Directors has fixed the close of business on March 20, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Elwood G. Norris

Elwood G. Norris

Chairman of the Board

San Diego, California

April 4, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AMERICAN TECHNOLOGY CORPORATION

15378 Avenue of Science, Suite 100, San Diego, California 92128

(858) 676-1112

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held May 4, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited to the holders of Common Stock on behalf of the Board of Directors of American Technology Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 4, 2006, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128. We intend to mail this proxy statement, the accompanying proxy card and Notice of Annual Meeting on or about April 4, 2006 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of our company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

We have designated a record date of March 20, 2006 for the Annual Meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date we had outstanding and entitled to vote 24,485,215 shares of common stock.

Except as provided below, on all matters to be voted upon at the Annual Meeting, each holder of record of common stock on the record date will be entitled to one vote for each share held. With respect to the election of directors, stockholders may exercise cumulative voting rights, i.e., each stockholder entitled to vote for the election of directors may cast a total number of votes equal to the number of directors to be elected multiplied by the number of such stockholders shares (on an as-converted basis) and may cast such total of votes for one or more candidates in such proportions as such stockholder chooses. However, no stockholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxyholders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders for the purposes of determining the presence of a quorum and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. If you sign your proxy card or broker voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Chairman of the Board at our principal executive office, 15378 Avenue of Science, Suite 100, San Diego, California 92128, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 5, 2006.

Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of our company. To be timely, a stockholder’s notice of the proposal must be delivered to, or mailed and received at our executive offices not earlier than February 3, 2007 and not later than March 5, 2007; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the anniversary of the scheduled date of this year’s Annual Meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or, in the event we first make public announcement of the date of such annual meeting fewer than 70 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which we first make public announcement of the date of such meeting.

A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his or her capacity as a proponent to a stockholder proposal.

Electronic Delivery of Proxy Materials and Annual Reports

If you are a stockholder of record, you may request and consent to electronic delivery of our future proxy materials and annual reports by marking the designated box on your proxy card. If your shares are held in street name, please contact your broker, bank or other nominee and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year, and you will be sent an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report. Your consent to electronic delivery will remain in effect until you revoke it.

PROPOSAL ONE

ELECTION OF DIRECTORS

There are presently six director positions authorized in accordance with our bylaws. One of our current directors has declined to stand for re-election, and the Board has determined to reduce the number of authorized positions to five effective upon the annual meeting. There are five nominees for the five Board positions presently authorized in accordance with our bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of our company. Three of the directors were elected by the stockholders at our 2005 annual meeting. One of the directors, John Zavoli, was elected to our board in June 2005, based on the recommendation of our Nominating and Governance Committee. John Zavoli was recommended to the Board by our former President and Chief Operating Officer. One the directors, Admiral Raymond C. Smith, was elected to our board in March 2006, based on the recommendation of our Nominating and Governance Committee. Admiral Smith was recommended to us by a non-management director. We encourage our board members to attend our annual meetings of stockholders. All three nominees who were members of our the board at the time of the 2005 annual meeting of stockholders attended the 2005 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The five candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors.

Our Board of Directors Recommends a vote IN FAVOR of each named nominee

Nominees

The names of the nominees and certain information about them are set forth below:

Name	Age	Position and Offices	Director Since
Elwood G. Norris	67	Chairman and Director	1980
David J. Carter	58	Director	1998
Daniel Hunter	55	Director	2001
John R. Zavoli	46	President, Chief Operating Officer and Director	2005
Raymond C. Smith	62	Director	2006

Elwood G. Norris, age 67, has been a director of our company since August 1980. Mr. Norris served as Chief Executive Officer from October 2000 until February 2003. He currently serves as Chairman of the Board, an executive position. He served as President from August 1980 to February 1994. Mr. Norris managed our research and development activities as Chief Technology Officer through December 2000. From 1988 to November 1999, he was a director and Chairman of e.Digital Corporation, a public company engaged in electronic product development, distribution and sales. During that period, he also held various other executive officer positions at e.Digital. From August 1989 to October 1999, he served as director and held various executive officer positions with Patriot Scientific Corporation, a public company engaged in the development of microprocessor technology. He is an inventor with 47 U.S. patents, primarily in the fields of electrical and acoustical engineering. He is the inventor of our HyperSonic Sound and other technologies. In April 2005, he was named as the 2005 recipient of the $500,000 Lemelson-MIT Prize for his many inventions including HyperSonic Sound.

David J. Carter, age 58, has been a director of our company since September 1998. From January 1999 to January 2000, he was Vice President of Copyright Clearance Center, a copyright licensing service. From 1983 until April 1998, he was employed by AT&T, a provider of local, long distance, Internet and transaction-based voice and data services, with his last position as General Manager and Product Development Vice President. He previously served in other positions at AT&T including Business Development Vice President and Consumer

Products Marketing Vice President. Prior to his employment with AT&T, he served as a Marketing Research Consultant and Managing Consultant — Marketing and Business Strategy for General Electric Company, a diversified technology, media and financial services company. His career has included technical positions at Temple Barker & Sloane, Inc., a management consulting firm, Decision Research Corp., a marketing research company, and Johnson & Johnson, a manufacturer of health care products and a provider of related services for the consumer, pharmaceutical and medical devices and diagnostics markets. He obtained a B.A. in Mathematics in 1970 and a M.S. in Mathematical Statistics in 1973 from the University of Massachusetts.

Daniel Hunter, age 55, has been a director of our company since May 2001. Mr. Hunter has been a licensed certified public accountant for the past twenty-five years. He obtained his accounting degree from the University of Utah in 1975. For the past twenty years, Mr. Hunter has operated his own law offices specializing in business and tax law. He obtained his Juris Doctor degree from the University of Seattle in 1978.

John R. Zavoli, age 46, has been a director of our company since June 14, 2005 and was appointed as President and Chief Operating Officer in November 2005 and Interim Chief Financial Officer in December 2005. Mr. Zavoli served as Interim Chief Financial Officer until Steven Stringer joined our company as Chief Financial Officer, effective April 3, 2006. Mr. Zavoli was the president, chief executive officer and chief financial officer of Path 1 Network Technologies Inc. (AMEX: PNO), a San Diego-based provider of IP broadcast video transport and routing systems through September 2005. Mr. Zavoli joined Path 1 in October 2002 and was appointed president and chief executive officer and elected as a director in March 2004. Before joining Path 1, from November 2001 through September 2002, Mr. Zavoli served as chief financial officer and general counsel with NHancement Technologies (later re-named Appiant Technologies). From June 1987 through July 1992, he held various senior level financial and legal positions with Digital Equipment Corporation (now Hewlett-Packard). Mr. Zavoli is a former partner with PricewaterhouseCoopers LLP, where he consulted high tech clients in global operations, taxation, fiscal management, mergers and acquisitions and other related issues. Mr. Zavoli obtained his B.S. in Accounting from the University of Illinois in 1981, a J.D., from The John Marshall Law School in 1986, and an LL.M. from Boston University School of Law in 1990.

Raymond C. Smith, age 62, has been a director of our company since March 15, 2006. Admiral Smith served 31 years in the U.S. Navy SEALS until his retirement in 2001. He held various leadership positions, most recently Director of Assessment of the Office of the Chief of Naval Operations, where he directed capability assessment for the U.S. Navy. During his service with the Navy SEALS, Admiral Smith held positions based in San Diego, California, Tampa, Florida and Newport, Rhode Island. From 2001 to 2002, Admiral Smith was Chief Operating Officer of Cathedral of Our Lady of Angels in a Los Angeles, where he supervised all business activities within the Cathedral complex. From 2003 to 2005, Admiral Smith was President of Seraphim Realty Foundation, a Los Angeles charitable organization dedicated to assisting charities with donated real estate as a means of increasing their endowments. Admiral Smith is a director of EP Global Communications, Inc. (OTCBB: EPGL), publisher of Exceptional Parent magazine and provider of other services for families of people with disabilities and special health care needs. Admiral Smith obtained a B.S. in Engineering from the U.S. Naval Academy in 1967 and an M.S. in Oceanography from the Naval Postgraduate School in 1974.

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS

Corporate Governance

We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives, including our Code of Business Conduct and Ethics, our Charters for the committees of the Board of Directors, and our Whistleblower Protection Policy. The corporate governance page can be found at www.atcsd.com, by clicking on “Investors,” and then on “Corporate Governance.”

Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing requirements of The Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of our board members are independent of our company and our management;

•	All members of our board committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—are independent;

•	The independent members of our Board of Directors meet regularly without the presence of management;

•	We have a clear code of business conduct and ethics that applies to our principal executive officers, our directors and all of our employees, and is monitored by our Audit Committee;

•	The charters of the board committees clearly establish their respective roles and responsibilities; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

Board of Directors

Our Board of Directors currently consists of six directors: Elwood G. Norris (Chairman), Richard M. Wagner, David J. Carter, Daniel Hunter, John R. Zavoli and Raymond C. Smith. During the fiscal year ended September 30, 2005 our Board of Directors held 17 meetings and acted by unanimous written consent 9 times. All directors attended at least 75% of the aggregate of the total number of the meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

Independence of the Board of Directors

As required under the Nasdaq Stock Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.

After review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that Messrs. Carter, Hunter, Wagner and Smith are independent directors within the meaning of the applicable Nasdaq listing standards.

Executive Sessions

As required under Nasdaq listing standards, during the calendar year ended December 31, 2005, our independent directors met at least twice in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board of Directors

We have adopted a formal process by which stockholders may communicate with our Board of Directors. The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the investor relations department by mail to our offices, 15378 Avenue of Science, Suite 100, San Diego, CA 92128. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the investor relations department to forward such correspondence only to the intended recipients; however, the Board has also instructed the investor relations department, prior to forwarding any correspondence, to review such correspondence and, in its discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, that correspondence will be forwarded to the company’s Secretary for review and possible response. This information is also contained on our website at www.atcsd.com.

Information Regarding the Board of Directors Committees

During the fiscal year ended September 30, 2005, the Board had three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The current charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are included as Annexes 1, 2 and 3. The charters have been adopted, and in some cases amended and restated to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The charters can also be found on our website at www.atcsd.com.

Audit Committee

Our Board of Directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934. The Audit Committee oversees our corporate accounting and financial reporting processes. Among other functions, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	engages the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm;

•	confers with senior management and the independent registered public accounting firm regarding the adequacy and effectiveness of financial reporting;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	resolves any disagreements between management and the independent registered public accounting firm;

•	considers the effectiveness of our company’s internal control system, including information technology security and control;

•	understands the scope of the independent registered public accounting firm’s review of internal control over financial reporting, and obtains reports on significant findings and recommendations, together with management’s responses;

•	monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;

•	oversees procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the procedures for communicating the code of business conduct and ethics to our company personnel, and for monitoring compliance therewith;

•	reviews annually the Audit Committee’s written charter and the committee’s performance and reports the same to the board;

•	reviews the financial statements to be included in our Annual Report on Form 10-K as well as interim financial reports;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results in our quarterly financial statements; and

•	reviews and approves all related party transactions on an ongoing basis.

The Audit Committee has the authority to retain special legal, accounting or other advisors or consultants as it deems necessary or appropriate to carry out its duties. The Audit Committee is composed of Messrs. Carter, Hunter (Chair) and Wagner. Messrs. Carter, Hunter and Wagner each served on the Audit Committee for all of fiscal 2005. Mr. Zavoli served on the Audit Committee from June 2005 to October 2005. The Audit Committee met 15 times and acted by unanimous written consent 3 times during fiscal 2005.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). Our Board of Directors has determined that Daniel Hunter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making such determinations, the Board made a qualitative assessment of Mr. Hunter’s level of knowledge and experience based on a number of factors, including his formal education and experience. See “Report of the Audit Committee.”

Compensation Committee

The Compensation Committee assists in the implementation of, and provides recommendations with respect to, our general and specific compensation policies and practices for our company’s executives. The Compensation Committee also administers our 2002 Stock Option Plan and our 2005 Equity Incentive Plan. Among other functions, the Compensation Committee:

•	reviews and approves the performance goals and objectives for executive officers, including our Co-Principal Executive Officers, or PEOs;

•	evaluates the PEOs performances in light of those goals and objectives and recommends to the Board the PEOs compensation levels;

•	recommends to the Board the compensation of executive officers other than the PEOs;

•	reports on executive compensation for inclusion in our company’s proxy statements;

•	reviews annually the Board compensation and makes related recommendations to the Board; and

•	reviews annually the Compensation Committee’s written charter and the committee’s performance and reports the same to the Board.

The Compensation Committee has the authority to retain special legal or other advisors or consultants as it deems necessary or appropriate to carry out its duties. The Compensation Committee is composed of Messrs. Carter, Hunter, Smith and Wagner (Chair). Messrs. Carter, Hunter and Wagner each served on the Compensation Committee during fiscal 2005. Mr. Zavoli served on the Compensation Committee from June 2005 to October 2005. The Compensation Committee held 16 meetings and acted by unanimous written consent 9 times during fiscal 2005. See “Report of the Compensation Committee.”

Each member of the Compensation Committee is independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards), an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Nominating and Governance Committee

Our Board of Directors established a Nominating and Governance Committee in April 2004. The Nominating and Governance Committee identifies and recommends to the Board individuals qualified to become Board members, reviews and advises the Board with respect to corporate governance principals and policies, and oversees the annual evaluation of the Board’s effectiveness. Among other functions, the Nominating and Governance Committee:

•	identifies, reviews and evaluates candidates to serve on our Board of Directors;

•	makes recommendations to the Board regarding the membership of the committees of our Board;

•	reviews annually the Nominating and Governance Committee’s written charter and the committee’s performance;

•	oversees an annual self-evaluation of our Board;

•	reviews with the Board the requisite skills and criteria for new Board members and the composition of the Board as a whole;

•	oversees a policy for considering shareholder nominees for directors and develops the procedures that must be followed by shareholders in submitting recommendations;

•	evaluates director candidates recommended by the shareholders using the criteria and the principles for director selection;

•	oversees a procedure for shareholders to communicate with the Board;

•	considers conflicts of interest of board members and senior management, and, to the extent a conflict constitutes a related party transaction, refer the approval of such matter to the Audit Committee;

•	oversees director orientation, continuing education programs, director retirement policies and resignation of directors from the Board; and

•	is responsible for corporate governance principles for our company.

The Nominating and Governance Committee has the authority to retain special legal or other advisors or consultants as it deems necessary or appropriate to carry out its duties. The Nominating and Governance Committee is currently composed of Messrs. Carter (Chair), Hunter, Smith and Wagner. Messrs. Carter, Hunter and Wagner each served on the Nominating and Governance Committee in fiscal 2005. The Nominating and Governance Committee held 6 meetings during fiscal 2005.

All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

Consideration of Director Nominees

Director Qualifications

The Nominating and Governance Committee believes that new candidates for director should have certain minimum qualifications, including having the knowledge, capabilities, experience and contacts that complement those currently existing within our company; ability and qualifications to provide our management with an expanded opportunity to explore ideas, concepts and creative approaches to existing and future issues, and to guide management through the challenges and complexities of building a quality company; ability to meet contemporary public company board standards with respect to general governance; stewardship, depth of review, independence, financial certification, personal integrity and responsibility to stockholders; genuine desire and availability to participate actively in the development of our future; and an orientation toward maximizing stockholder value in realistic time frames. The Committee also intends to consider for new Board members such factors as ability to contribute strategically through relevant industry background and experience, on either the vendor or the end user side; strong current industry contacts; ability and willingness to introduce and open doors to executives of potential customers and partners; current employment as the CEO of an acoustic products, media, advertising, military or government supply company larger than our company; independence from our company and current board members; and a recognizable name that would add credibility and value to our company and its stockholders. The Committee may modify these qualifications from time to time.

Evaluating Nominees for Director

The Nominating and Governance Committee reviews candidates for director nominees in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee currently considers, among other factors, diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to our company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board of Directors by majority vote. To date, neither the Nominating and Governance Committee nor any predecessor to the Committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the Committee has rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned, in the aggregate, more than 5% of our voting stock.

Stockholder Nominations

The Committee applies the same guidelines (described above) to stockholder nominees as applied to nominees from other sources. Any stockholder who wishes to recommend for the Nominating and Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to our Chairman of the Board at the following address: 15378 Avenue of Science, Suite 100, San Diego, California 92128.

Code Of Business Conduct And Ethics

We have adopted a “Code of Business Conduct and Ethics,” a code of ethics that applies to all employees, including our executive officers. A copy of the Code of Business Conduct and Ethics is posted on our website at www.atcsd.com. In the event we make any amendments to, or grant any waivers of, a provision of the Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Swenson Advisors, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2006. Swenson Advisors, LLP has served as our independent registered public accounting firm since July 2005. BDO Seidman, LLP served as our independent registered public accounting firm until its resignation in June 2005. Swenson Advisors, LLP audited our financial statements for the fiscal year ended September 30, 2005. A representative of Swenson Advisors, LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions. Stockholder ratification of the selection of Swenson Advisors, LLP is not required by our bylaws or otherwise. However, we are submitting the selection of Swenson Advisors, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our stockholders.

The affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, is required to ratify the selection of Swenson Advisors, LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders for the purpose of determining a quorum and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accountants Fees

The following table presents fees billed by Swenson Advisors, LLP and BDO Seidman, LLP for professional services rendered for the fiscal years ended September 30, 2005 and 2004.

	2005		2004
	Swenson Advisors	BDO Seidman	BDO Seidman
Audit Fees (1)	$430,500	$46,000	$213,214
Audit Related Fees (2)	—	41,364	3,000
Tax Fees (3)	—	—	6,013
All Other Fees (4)	—	4,300	3,000
Total	$430,500	$91,664	$225,227

(1)	Audit Fees include fees and expenses for professional services rendered in connection with the integrated audit of our financial statements for those years, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during those years and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed for assurance related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Included in Audit Related Fees are fees and expenses related to reviews of registration statements and SEC filings other than Forms 10-K and 10-Q.
(3)	Tax Fees include the aggregate fees paid by us during the fiscal year indicated for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above. Included in All Other Fees is assistance provided for planning and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Committee Pre-Approval Policies and Procedures

All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accounting firm’s independence. The Audit Committee pre-approves the annual engagement of the principal independent registered public accounting firm, including the performance of the annual audit and quarterly reviews for the subsequent fiscal year, and pre-approves specific engagements for tax services performed by such firm. The Audit Committee has also established pre-approval policies and procedures for certain enumerated audit and audit related services performed pursuant to the annual engagement agreement, including such firm’s attendance at and participation at board and committee meetings; services of such firm associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as comfort letters and consents; such firm’s assistance in responding to any SEC comments letters; and consultations with such firm as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Public Company Accounting Oversight Board (PCAOB), Financial Accounting Standards Board (FASB), or other regulatory or standard-setting bodies. The Audit Committee is informed of each service performed pursuant to its pre-approval policies and procedures.

The Audit Committee has considered the role of Swenson Advisors, LLP in providing services to us for the fiscal year ended September 30, 2005 and has concluded that such services are compatible with such firm’s independence.

Our Board of Directors recommends a vote IN FAVOR of Proposal Two

ADDITIONAL INFORMATION

Management

Set forth below is information regarding our executive officers. All executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Elwood G. Norris*	67	Chairman of the Board
John R. Zavoli*	46	President and Chief Operating Officer
Karen Jordan	35	Chief Accounting Officer
Bruce Gray	50	Vice President, Sales, Commercial Group
James Croft, III	52	Senior Vice President, Research and Development
Alan J. Ballard	50	Vice President, Government and Military Division
Rose Tomich-Litz	47	Vice President, Operations
David Carnevale Steven D. Stringer	58 49	Vice President, Marketing Chief Financial Officer

*	Biographical information about Elwood G. Norris and John R. Zavoli is set forth under Proposal One above.

Karen Jordan, age 35, joined our company in November 2005 as Director of Finance, and in December 2005 was appointed as Chief Accounting Officer. From July 2003 to November 2005, Ms. Jordan was a self-employed bankruptcy executive, managing the Estates of LCS Management, Inc. and LCS West, Inc. From January 2001 to July 2003, Ms. Jordan was Corporate Controller with LifeCare Solutions, Inc., a provider of integrated home healthcare products and services. From June 1996 to January 2001, Ms. Jordan held various positions with Quidel Corporation, a developer and manufacturer of diagnostic tests for detection of a variety of medical conditions and illnesses. At the time Ms. Jordan left Quidel Corporation, she held the position of Assistant Controller. Ms. Jordan is a Fellow Chartered Accountant in Ireland. Ms. Jordan received her Associate Chartered Accountant license from the Institute of Chartered Accountants in Ireland.

Bruce Gray, age 50, joined our company as Vice President of Sales and Marketing for our Commercial Group in March 2005. In November 2005, Mr. Gray was appointed as our Vice President, Commercial Group. From November 2001 through March of 2005, Mr. Gray served as Chief Executive Officer of Ethertronics Corporation, which developed and manufactured antenna systems for the mobile wireless market. From November 1998 through October 2001, Mr. Gray served as Senior Vice President of Sales and Marketing for Novatel Wireless. He has also held executive sales management positions at Uniden, Sensormatic, US Robotics and Alcoa Electronics. Mr. Gray holds a Bachelor of Science in Engineering from the University of South Alabama and a Master of Business Administration degree from the University of San Diego. Mr. Gray has previously served on the Board of Directors of Ethertronics Corporation, Ethertronics Trading Company Ltd., and TechnoCom Corporation.

James Croft, III, age 52, joined our company in October 1997 as Vice President of Engineering. In December 2000 he was appointed Chief Technology Officer. As part of the Company’s March 2003 reorganization, Mr. Croft was appointed Senior Vice President of Research and Development. In August 2005 he was appointed as Chief Technology Officer and Vice President of Development. From October 1992 to October 1997 he was an executive with Carver Corporation, then a publicly traded high-end audio supplier. He was appointed Vice President of Marketing and Product Development for Carver Corporation in March 1993 and Vice President Research and Development in February 1995. From 1990 through October 1992 Mr. Croft held various positions at Dahlquist, Inc., a loudspeaker manufacturer, including Vice President of Research and Development. Mr. Croft is also a member of the Board of Directors of Definitive Audio, Inc., a Seattle audio specialty retailer that he co-founded in 1975 and managed until 1985.

Alan J. Ballard, age 50, joined our company in January 2004, and has held various positions in our Government Group, including Senior Director of U.S. Military Sales, Government and Force Protection Group.

In November 2005, our board of directors approved the appointment of Mr. Ballard as our Vice President, Government and Military Division. From January 2001 to December 2003, Mr. Ballard was a senior engineer and project manager with Bath Iron Works, a subsidiary of General Dynamics Corporation. Prior to joining Bath Iron Works, he was an officer in the United States Navy with over 23 years of service prior to his retirement in September 2000. Mr. Ballard has a B.S. in civil engineering from Old Dominion University.

Rose Tomich-Litz, age 47, joined our company in November 2005 as our Vice President, Operations. Ms. Tomich-Litz has over 17 years of experience in operations. From December 2002 to June 2004, Ms. Tomich-Litz was Vice President, Operations with Promicro Systems, a manufacturer and distributor of custom computers and servers. Prior to joining Promicro Systems, from June 2000 to January 2002, she was Vice President, Operations with Prisa Networks, a manufacturer and distributor of storage area network management software. Ms. Tomich-Litz holds an M.B.A. and a B.S. in Business Administration from San Diego State University.

David Carnevale, age 58, joined our company in January 2006 as our Vice President, Marketing. Mr. Carnevale has over 25 years of experience in marketing; and from January 2001 to September 2005, served as vice president of marketing, and most recently, vice president, strategy and corporate development, for Path 1 Network Technologies Inc., a San Diego based provider of IP broadcast video transport and routing systems. Prior to Path 1 Network Technologies, Inc., Mr. Carnevale was an independent marketing consultant and held marketing positions at various software and technology companies. Mr. Carnevale has a Bachelor of Science from Rensselaer Polytechnic Institute and an MBA from the Stanford Graduate School of Business.

Steven D. Stringer, age 49, joined our company as our Chief Financial Officer, effective April 3, 2006. Mr. Stringer has over 25 years of experience as a senior financial and management executive. He has held senior financial and management positions in both private and public companies. From 2000 to 2006, Mr. Stringer served as Vice President of Finance and Administration at ENCAD, Inc., a developer of inkjet printers and supplies, a company of Eastman Kodak (NYSE: EK). Prior to ENCAD, Mr. Stringer served as Vice President of Finance and Administration for DeltaTRAK, Inc., a manufacturer of portable temperature measurement devices. Mr. Stringer holds an MBA from the University of Southern California and a Bachelor of Business Administration in Accounting from Boise State University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our stock as of March 3, 2006 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of any class of our voting stock.

Title of Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (1)
Common Stock	Elwood G. Norris 15378 Avenue of Science Ste 100 San Diego, California 92128	3,987,169	(2)	16.3%

Common Stock	Kalani Jones 15378 Avenue of Science Ste 100 San Diego, California 92128	—		—

Common Stock	Carl Gruenler 15378 Avenue of Science Ste 100 San Diego, California 92128	1,500	(3)	*

Title of Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (1)
Common Stock	John Zavoli 15378 Avenue of Science Ste 100 San Diego, California 92128	9,375	(4)	*

Common Stock	Richard M. Wagner 15378 Avenue of Science Ste 100 San Diego, California 92128	118,475	(5)	*

Common Stock	David J. Carter 15378 Avenue of Science Ste 100 San Diego, California 92128	60,375	(6)	*

Common Stock	Daniel Hunter 15378 Avenue of Science Ste 100 San Diego, California 92128	127,375	(7)	*

Common Stock	Michael A. Russell 15378 Avenue of Science Ste 100 San Diego, California 92128	—		—

Common Stock	James Croft, III 15378 Avenue of Science Ste 100 San Diego, California 92128	124,675	(8)	*

Common Stock	Bruce Gray 15378 Avenue of Science Ste 100 San Diego, California 92128	—		—

Common Stock	Raymond C. Smith 15378 Avenue of Science Ste 100 San Diego, California 92128	—		—

All directors & executive officers as a group (13 persons)		4,457,444	(9)	18.2%

*	Less than 1%.

See below for footnote disclosure.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated below, this table is based on information supplied by officers, directors and principal stockholders. The inclusion in this table of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of, such shares. Percentage of class is based on 24,476,715 shares of common stock outstanding on March 3, 2006. Except as otherwise stated below, each of the named persons has sole voting and investment power with respect to the shares shown (subject to community property laws).
(2)

Includes 3,695,515 shares held by a family trust for which Mr. Norris serves as trustee, 162,500 shares issuable upon exercise of a warrant held by such trust, and 121,875 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.

(3)	Consists of 1,500 shares held by spouse, based on information received from Mr. Gruenler on January 24, 2005.
(4)	Consists of 9,375 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.
(5)	Includes 9,375 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.
(6)	Includes 59,375 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.
(7)	Includes 44,500 shares held by spouse, 6,000 shares held by Profit Sharing Trust and 59,375 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.
(8)	Includes 22,625 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006.
(9)	Includes 412,000 shares issuable upon the exercise of outstanding stock options within 60 days of March 3, 2006 and 162,500 shares issuable upon exercise of warrants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended September 30, 2005, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC.

EXECUTIVE COMPENSATION

Compensation of Directors

In June 2005, upon recommendation of the Compensation Committee, our Board of Directors approved a director compensation plan. Under the plan, each of our non-employee directors will be paid a fee of $1,000 per month, to be paid quarterly in arrears, and each of our non-employee directors serving between January 1 and May 31, 2005 was paid a one-time fee of $5,000 in recognition of service during that period.

In June 2005, the Compensation Committee awarded an option to Mr. Zavoli upon joining the Board of Directors as a non-employee director. The option was granted under our 2005 Equity Incentive Plan, is exercisable for 5,000 shares of our common stock at an exercise price of $6.05 per share, which was the closing price of our common stock reported on the date of grant, has a five year term and vests quarterly over four years, subject to continued service and other conditions. Also in June 2005, the Compensation Committee awarded options to non-employee directors Richard Wagner, David Carter and Daniel Hunter, under our 2005 Equity Incentive Plan. Each option is exercisable for 50,000 shares of our common stock at an exercise price of $5.57 per share, which was the closing price of our common stock reported on the date of grant, has a five year term and vests quarterly over four years, subject to continued service and other conditions.

Summary Compensation Table

Set forth below is information concerning the compensation of each person who served as our Principal Executive Officer and our four most highly compensated executive officers other than the Principal Executive Officer that were serving at September 30, 2005, and an additional individual that served as an executive officer during the fiscal year ended September 30, 2005 but was no longer serving at September 30, 2005 (each a “named executive officer”). None of our other executive officers serving at the end of the fiscal year ended September 30, 2005 earned more than $100,000 in salary and bonus in such year.

Summary Compensation Table

								Long Term Compensation
		Annual Compensation						Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation		Securities Underlying Options (#)	All Other Compensation
Elwood G. Norris,	2005	$200,272		—		—		70,000	—
Chairman	2004	$200,000		—		—		—	$1,385	(1)
	2003	$132,308		—		—		100,000	$2,054	(1)

Kalani Jones(2)	2005	$199,241		—		—		52,500	—
Former President/Chief	2004	$179,808		$50,000	(3)	—		125,000	$1,636	(1)
Operating Officer	2003	$8,077		—		—		75,000	—

Carl Gruenler(4)	2005	$187,425	(4)	$94,465		—		75,000	$25,000	(4)
Former Vice President of Government	2004	$146,846		$61,000	(5)	—		130,000	$1,286	(1)
and Force	2003	$21,260		—		$15,404	(6)	20,000	—
Protection Systems Group

Michael A. Russell(7)	2005	$169,000		—		—		—	—
Former Chief Financial Officer	2004	$43,882		—		—		100,000	$480	(1)

James Croft, III	2005	$201,383		—		$18,895	(8)	10,000	—
Senior Vice President,	2004	$126,690		—		$16,246	(8)	—	$1,326	(1)
Research and Development	2003	$122,000		—		$19,200	(8)	91,000	—

Bruce Gray	2005	$107,692		$65,694	(9)	—		100,000	—
Vice President,
Commercial Group

(1)	Represents matching 401(k) contributions.
(2)	Mr. Jones resigned from our company effective October 17, 2005. See “Employment Agreements” below for more information concerning payments made in connection with Mr. Jones’ separation.
(3)	Represents bonus for fiscal 2004 paid in fiscal 2005.
(4)	Mr. Gruenler resigned from our company effective May 9, 2005. Salary includes $75,000 in consulting payments earned during fiscal 2005. All Other Compensation consists of a severance payment of $25,000. Excludes $25,000 in consulting payments earned during fiscal 2006. See “Employment Agreements” below for more information concerning the consulting arrangement with Mr. Gruenler and the payments made in connection with Mr. Gruenler’s separation.
(5)	Includes commission of $50,000 for fiscal 2004 paid in fiscal 2005.
(6)	Represents moving expenses.
(7)	Mr. Russell resigned from our company effective December 16, 2005. See “Employment Agreements” below for more information concerning payments made in connection with Mr. Russell’s separation.
(8)	Represents royalty payments.
(9)	Commissions for fiscal 2005 paid in fiscal 2006.

No named executive officer received any form of non-cash compensation from us in the fiscal years ended September 30, 2005, 2004, or 2003, or currently receives any such compensation, in excess of 10% of the total amount of annual salary and bonus reported for the named executive officer above. No named executive officer received a restricted stock award, a stock appreciation right or a long term incentive plan payout in the fiscal years ended September 30, 2005, 2004 or 2003.

OPTION GRANTS

The following table shows further information on grants of stock options in fiscal 2005 to the named executive officers reflected in the Summary Compensation Table.

Option Grants for Fiscal Year Ended September 30, 2005

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(6)
Name	Number of Shares of Common Stock Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price	Expiration Date	5%	10%
Elwood G. Norris,	70,000	8.3	%(1)	$8.96	1/27/2010	173,284	$382,912
Kalani Jones(2)	52,500	6.2	%(1)	$8.96	1/27/2010	129,963	$287,184
Carl Gruenler(3)	75,000	8.8	%(4)	$6.70	11/16/2009	138,831	$306,781
James Croft, III	10,000	1.2	%(4)	$6.70	11/16/2009	18,511	$40,904
Bruce Gray	100,000	11.8	%(5)	$8.90	3/22/2010	245,891	$543,354

(1)	These options were granted under our 2002 Stock Option Plan. These options have an exercise price that was equal to the fair market value on the date of grant. Such options vest as to 1/16th of the shares each quarter following the grant date, subject to continued service to our company.
(2)	Mr. Jones resigned from our company effective October 17, 2005.
(3)	Mr. Gruenler resigned from our company effective May 9, 2005. Under the terms of a consulting agreement between Mr. Gruenler and our company, Mr. Gruenler continued to serve as a consultant through November 2005, and his options continued to vest through the term of his consulting engagement.
(4)	These options were granted under our 2002 Stock Option Plan. These options have an exercise price that was equal to the fair market value on the date of grant. Such options vest as to 1/4 of the shares on the first anniversary of the date of grant, and as to 1/16th of the shares each quarter thereafter, subject to continued service to our company.
(5)	This option was granted as an inducement material to Mr. Gray entering into employment with our company. The option has an exercise price that was equal to the fair market value on the date of grant. The option vests as to 1/4 of the shares on the first anniversary of the date of grant, and as to 1/16th of the shares each quarter thereafter, subject to continued service with our company.
(6)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Stock Option Exercises and Holdings

The following table shows the number of unexercised options and the value of options held at the end of the year by each of the named executive officers reflected in the Summary Compensation Table. None of the named executive officers exercised options during fiscal 2005.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-The- Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Elwood G. Norris	—	—	183,750	61,250	$291,660	—
Kalani Jones	—	—	126,352	126,148	—	—
Michael A. Russell	—	—	31,250	68,750	—	—
James Croft, III	25,000	$152,250	124,000	10,000	$217,620	—
Bruce Gray	—	—	—	100,000	—	—
Carl Gruenler	—	—	89,061	135,939	—	—

(1)	Based on the closing price reported on the Nasdaq Capital Market on September 30, 2005 of $5.10 per share.

We do not have any stock appreciation rights plans in effect and we have no long-term incentive plans, as those terms are defined in SEC regulations. During the fiscal year ended September 30, 2005, we did not adjust or amend the exercise price of stock options awarded to the named executive officers. We have no defined benefit or actuarial plans covering any named executive officer.

EMPLOYMENT ARRANGEMENTS

We entered into the following employment arrangements with each of the named executive officers reflected in the Summary Compensation Table, and each of our current executive officers.

Mr. Elwood G. Norris—Effective September 1, 1997, we entered into a three year employment contract with Mr. Norris, for his services as Chief Technology Officer. The three-year term expired on August 31, 2000, but the agreement remains in effect until one party gives thirty days advance notice of termination to the other. Mr. Norris now serves as Chairman under the term of this agreement. The agreement, as amended by the Compensation Committee, provides for a base salary to $16,667 per month. The agreement provides that Mr. Norris will participate in bonus, benefit and other incentives at the discretion of the Board of Directors. Mr. Norris has agreed not to disclose trade secrets and has agreed to assign certain inventions to us during employment. We also provide Mr. Norris with an automobile, the lease payments for which are currently $887.32 per month. We are also obligated to pay Mr. Norris certain royalties. See “Certain Transactions” below.

Mr. John R. Zavoli—On October 17, 2005, we entered into a letter agreement with John R. Zavoli, pursuant to which Mr. Zavoli was appointed as our president and chief operating officer, commencing November 1, 2005. Mr. Zavoli was a director of our company, and was a member of the Audit and Compensation Committees until he resigned the committee appointments in connection with entering into the letter agreement. The letter agreement provided for an annual base salary of $250,000 and eligibility for an annual bonus, as recommended by the compensation committee and approved by the board of directors. In addition, the letter agreement provided that Mr. Zavoli would receive an option to purchase 100,000 shares of our common stock, which option was granted by the Compensation Committee on November 1, 2005. Mr. Zavoli’s employment is not for a specified period or term of employment and is terminable at-will by us or by Mr. Zavoli for any reason, with or without notice. Mr. Zavoli will be entitled to severance benefits in the form of up to a maximum of six months of salary and health benefit continuation if we terminate his employment without cause or he resigns for good reason.

Mr. Kalani Jones—We entered into a letter agreement dated as of August 28, 2003, as amended on October 20, 2003, under which Mr. Jones was employed as our Senior Vice President of Operations. Mr. Jones was later promoted to President and Chief Operating Officer. The letter agreement provided for an annual base salary of $140,000, a 30% annual performance bonus to be determined by the Compensation Committee and the Board of Directors, and the grant of an option to purchase 75,000 shares of our common stock, which option vested quarterly over a two year period beginning six months after the date of employment. Mr. Jones subsequently received additional option grants. Mr. Jones’s employment was terminable at-will by us or Mr. Jones for any reason, with or without notice. On October 17, 2005, Mr. Jones’s employment arrangement with the company terminated. Mr. Jones annual base salary at the time of resignation was $220,000, and he was entitled to an annual performance bonus of up to 50% of his base salary, as determined by the Compensation Committee. On October 20, 2005, we entered into a separation and release agreement with Mr. Jones. The agreement provides for our one-time payment of $82,500 to Mr. Jones and our payment of health benefit premiums on Mr. Jones’s behalf for a period not to extend beyond February 28, 2006. We also agreed to extend until February 15, 2006 the period of time for which the vested portion of stock options held by Mr. Jones may be exercised. In addition, the separation and release agreement contains Mr. Jones’s general release of all claims against our company.

Mr. Carl Gruenler—We entered into a letter agreement with Mr. Gruenler, which was amended on July 30, 2003, under which Mr. Gruenler was employed as our Vice President of Military Operations and later Vice President of Government and Force Protection Systems Group. The letter agreement provided for an annual base salary of $110,000, and an annual performance bonus of up to 10% of base salary to be determined by the Compensation Committee and our board of directors. Mr. Gruenler’s employment was terminable at-will by us or by Mr. Gruenler for any reason, with or without notice. Mr. Gruenler resigned his employment effective May 9, 2005. Mr. Gruenler’s annual base salary at the time of resignation was $250,000, and he participated in our broad-based commission plan in lieu of the annual performance bonus contemplated by his letter agreement.

On June 15, 2005, we entered into a separation and release agreement with Mr. Gruenler. The agreement provided for a severance payment of $25,000 to be made to Mr. Gruenler, and contained Mr. Gruenler’s general release of all claims against our company. In connection with the separation and release agreement, we also executed a consulting agreement documenting our consulting arrangement with Mr. Gruenler that commenced following his departure. The term of the consulting agreement was six months commencing May 10, 2005. During the term of the consulting agreement, Mr. Gruenler agreed to provide consulting services related to our Government and Force Protection business to the extent requested by our company. For these services, Mr. Gruenler received compensation of $20,000 per month for the first three months, $15,000 per month for the next two months and $10,000 for the final month. Mr. Gruenler also agreed that during the term of the consulting agreement, he would not provide services for any company that competes directly or indirectly with the business of our Government and Force Protection Systems Group. All stock options that were previously granted to Mr. Gruenler continued to vest over the term of the consulting agreement, and remained exercisable until thirty days after the termination of the consulting relationship.

Ms. Karen Jordan—On December 16, 2005, our board of directors approved the appointment of Karen Jordan as our chief accounting officer. Ms. Jordan entered into a letter agreement with our company dated October 26, 2005, and joined our company in November 2005, as director of finance. Ms. Jordan’s annual salary is $140,000 and she participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. Ms Jordan’s employment is not for a specified period or term of employment and is terminable at-will by us or by Ms. Jordan for any reason, with or without notice.

Mr. James Croft, III—On August 17, 2005, our board of directors approved the appointment of Mr. James Croft, III as our Chief Technology Officer and Vice President of Advanced Development. Mr. Croft has served as our Vice President of Research and Development since February 28, 2000, and, prior to that, as our Vice President of Engineering from September 15, 1997. Mr. Croft is employed pursuant to the terms of an employment agreement dated February 28, 2000, which terms have been orally modified. Under the terms as modified, Mr. Croft’s annual salary is $165,000, and he participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. We presently exclusively license two pre-employment inventions from Mr. Croft through March 2008. We are not currently marketing products using these inventions, and we are not currently paying royalties to Mr. Croft for these inventions. We plan to negotiate further revisions to our agreement with Mr. Croft, including our right to continue the license beyond March 2008. The initial term of the employment agreement dated February 28, 2000 has expired, and as a result, either we or Mr. Croft may terminate his employment for any reason upon thirty days advance notice.

Mr. Bruce Gray—We entered into a letter agreement with Mr. Bruce Gray, under which Mr. Gray was employed as our Vice President of the Commercial Products Group effective March 21, 2005. Mr. Gray currently serves as our Vice President, Sales, Commercial Group. The letter agreement provides for an annual base salary of $200,000 and an annual sales commission, payable on a quarterly basis, based on revenues and billings. Mr. Gray’s employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice.

In September 2005, the compensation committee approved the commission plan called for by Mr. Gray’s employment agreement. The commission plan governed the payment of Mr. Gray’s annual sales bonus for the twelve-month period beginning April 1, 2005, and entitled Mr. Gray to commissions payable based on invoiced net sales of the commercial group on a quarterly basis, calculated as a percentage of quarterly revenue targets for our commercial group. The plan provided for a target commission for the twelve-month period of $100,000, but commissions could exceed such amount if the commercial group’s invoiced net sales exceeded our revenue plan. This plan was modified by us effective for the second quarter of fiscal 2006 to revise the quarterly revenue targets and the commission formula. A portion of the commission is now paid based on direct sales by Mr. Gray based on personal revenue targets, and a portion is paid as an override based on revenue targets for the group supervised by Mr. Gray. The portion payable as override is payable only if revenue targets are achieved, and is capped at 50% of Mr. Gray’s base salary. The revised plan provides for an aggregate target commission of approximately $66,000 for the last three quarters of fiscal 2006, but commissions could exceed such amount if Mr. Gray’s direct sales or group sales exceed revenue targets. In connection with entry into the revised plan, Mr. Gray’s base salary was adjusted to $180,000 per year effective March 16, 2006.

Mr. Alan J. Ballard—On November 17, 2005, our board of directors approved the appointment of Mr. Alan J. Ballard as our Vice President, Government and Military Division. Mr. Ballard joined our company in January 2004 and has held various positions in our Government Group. Mr. Ballard’s annual salary is $145,000, and he participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. Mr. Ballard’s employment is terminable at-will by us or by Mr. Ballard for any reason, with or without notice.

Ms. Rose Tomich-Litz—On November 30, 2005, our board of directors approved the appointment of Ms. Rose Tomich-Litz as our Vice President, Operations. Ms. Tomich-Litz’s annual salary is $157,500, and she participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. Ms. Tomich-Litz’s employment is terminable at-will by us or by Ms. Tomich-Litz for any reason, with or without notice.

Mr. David Carnevale—On January 23, 2006, our board of directors approved the appointment of Mr. David A. Carnevale as our vice president, marketing. Mr. Carnevale’s employment is terminable at-will by us or by Mr. Carnevale for any reason, with or without notice. Mr. Carnevale’s annual salary is $180,000, and he participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. On January 23, 2006, we granted Mr. Carnevale a stock option exercisable for 100,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan. The option vests quarterly over four years and has a five-year term, subject to continued service and other conditions.

Mr. Steven D. Stringer—On March 21, 2006, our board of directors approved the appointment of Mr. Steven D. Stringer as our chief financial officer, effective April 3, 2006. Mr. Stringer’s employment is terminable at-will by us or by Mr. Stringer for any reason, with or without notice. Mr. Stringer’s annual salary is $195,000, and he participates in bonus, benefit and other incentives at the discretion of the Compensation Committee. Mr. Stringer will be granted a stock option exercisable for 100,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan on his start date. The option will vest quarterly over four years and have a five-year term, subject to continued service and other conditions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Wagner, Hunter, Carter and Zavoli served on the Compensation Committee during all or a portion of fiscal 2005. Mr. Wagner served as our Secretary from February 1994 to March 1999. Mr. Zavoli became our President and Chief Operating Officer following his resignation from the Compensation Committee. No executive officer of our company (1) served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our company’s Compensation Committee, (2) served as a director of another entity, one of whose executive officers served on our company’s Compensation Committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee , the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

EQUITY COMPENSATION PLAN INFORMATION

At September 30, 2005, we had three equity incentive plans under which equity securities are or have been authorized for issuance to our employees, consultants or directors: the 2005 Equity Incentive Plan, the 2002 Stock Option Plan and the 1997 Stock Option Plan. These plans have been approved by our stockholders. In addition, from time to time we issue to employees, directors and service providers special stock options, inducement grants and warrants to purchase common shares, and these grants have not been approved by stockholders. The following table gives information as of September 30, 2005:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,693,810		$5.28	1,506,004
Equity compensation plans not approved by security holders	527,000	(1)	$6.47	—
Total	2,220,810		$5.57	1,506,004

(1)	Includes (i) an aggregate of 40,000 shares of common stock subject to special stock options granted to Messrs. Norris, Carter and Wagner on November 13, 2000, which options have an exercise price of $3.62 per share, are fully vested and were exercisable until November 13, 2005, (ii) 100,000 shares of common stock subject to an inducement stock option granted to Mr. Russell on June 30, 2004, which option has an exercise price of $5.92 per share, a five year term and generally vests 25% on the first anniversary of the grant date and then 1/16 each quarter thereafter, subject to continued service and other conditions, (iii) 100,000 shares of common stock subject to an inducement stock option granted to Mr. Gray on March 22, 2005, which option has an exercise price of $8.90 per share, a five year term and generally vests 25% on the first anniversary of the grant date and then 1/16 each quarter thereafter, subject to continued service and other conditions, (iv) 137,000 shares of common stock subject to inducement stock options granted to certain non-executive officer employees from time to time, which options have a weighted-average exercise price of $8.60 per share, a five year term and generally vest 25% on the first anniversary of the grant date and then 1/16 each quarter thereafter, subject to continued service and other conditions, (v) 50,000 shares subject to a warrant granted on February 28, 2003, to a financial advisor for consulting services rendered with an exercise price of $3.63 and an expiration date of April 4, 2008, and (vi) 100,000 shares subject to a warrant granted on September 30, 2002, to another financial advisor for consulting services rendered with an exercise price of $4.25 and an expiration date of September 30, 2007.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Introductory Note: The following report is not deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such laws.

Committee Meetings, Processes and Policies

The Compensation Committee of the Board of Directors operates under the authority of a Compensation Committee Charter, a copy of which is attached as Appendix 2 to this proxy statement. The primary philosophy of the committee regarding compensation is to offer packages which reward each of the members of senior management proportionately to each person’s individual performance and to our company’s overall financial performance and growth during the previous fiscal year.

The committee met 16 times and acted by unanimous written consent 9 times during fiscal 2005, and discussed in detail the company’s compensation philosophy and practices for employees at all levels. Compensation for employees ranked below Vice President is recommended by their supervisors to the President, who then reports his determinations to the committee. The committee reviews and recommends for approval by the board all compensation for employees ranked Vice President and above.

In determining initial compensation for new executive hires or persons promoted to executive positions, and in reviewing existing executive officers annually, the committee reviews all components of executive officer compensation, including salary, bonus, and stock options held. It is the committee’s policy to review the dollar value to the executive and cost to the company of all perquisites and other personal benefits, and all severance and change of control scenarios. Unvested stock options currently held by our executive officers generally provide that if employment is terminated without cause within 24 months after a change in control, such stock options will be considered fully vested upon such termination, and, for options granted under our 2002 Stock Option Plan, the option will remain exercisable for six months after such service terminates. Since these provisions apply generally to all stock options, the committee has not placed special value on this right when determining executive compensation. In connection with all compensation reviews for executive officers, the committee reviews a tally sheet setting forth all the above components, to the extent applicable. The committee has not historically taken into account accumulated (realized and unrealized) stock option gains in its compensation decisions.

In determining executive compensation during fiscal 2005 and for fiscal 2006, the committee reviewed various reports from the Radford Executive Survey. The Radford survey reports were selected by management with input from the committee. Survey data was considered for technology companies with less than $50 million in annual revenues.

Base salary. Base salaries for executive officers are reviewed on an annual basis. During fiscal 2005, base salaries for our executive officers other than our Chairman were set between the 10th to 25th percentiles for comparable positions identified in the Radford survey reports. The committee has historically believed that base salaries should be set in the lower quartile to reflect that the company’s revenues were lower than the revenue ranges of the companies in the Radford survey reports, and that the company has not been profitable. The committee does however recognize that setting base salaries at levels considered appropriate for companies with low revenues could impair our company’s ability to attract executive officers with the experience and skills to produce higher company revenues, and the committee is now seeking to compensate executive officers with a more flexible approach that balances budgetary considerations with experience and expertise. The committee has also placed greater emphasis on incentive and stock option compensation for its executive officers, creating a deeper link between pay and individual and company performance. The committee intends to monitor base salaries for existing and new executive officers, and may make adjustments to be more competitive with market conditions, particularly if the company’s financial performance improves.

Bonus compensation. All of our executive officers are considered for bonus compensation. During fiscal 2005, we had arrangements with certain of our executive officers providing that they would be considered for discretionary bonuses at a certain percentage of their base salaries. None of such arrangements are currently in existence, and we do not presently have a formal bonus plan in effect. The committee intends to create a cash incentive plan during fiscal 2006.

Our procedure in past fiscal years was that after the conclusion of each fiscal year, the Chairman and the President would review annually the performance of each of the executive officers (other than themselves) based on the performance of the executive for each of his or her major responsibilities. Based on such reviews, the Chairman and the President would recommend to the committee the level of bonus, up to the maximum percentage of base salary previously agreed. The committee would review the performance of each executive with the President and the Chairman, and make a final determination of the bonus to be paid. In light of the company’s financial performance for fiscal 2005, the committee determined that no executive officers would be considered for discretionary bonuses, and no discretionary bonuses were paid for fiscal 2005.

Executive officers in charge of revenue producing business segments also participated in commission arrangements. Under the commission arrangements in place for our Government Group during fiscal 2005, commissions were awarded based on achievement of operating plan revenue within that segment, with commissions increasing in percentage if operating plan was exceeded. The executive officer in charge of the Government Group would recommend an allocation of such commissions amongst sales personnel and himself, which recommendation would be reviewed and approved by the Chairman and the President. All commissions payable to executive officers were then reviewed and approved by this committee. In September 2005, the committee approved a commission plan for Mr. Bruce Gray, Vice President, Commercial Group, pursuant to the terms of Mr. Gray’s employment letter. The commission plan governed the payment of Mr. Gray’s annual sales bonus for the twelve-month period beginning April 1, 2005, and entitled Mr. Gray to commissions payable based on invoiced net sales on a quarterly basis, calculated as a percentage of quarterly revenue targets for our commercial products group. The plan provided for a target commission for the twelve-month period of $100,000, but commissions could exceed such amount if our invoiced net sales exceeded our revenue plan. This plan was modified by us effective January 1, 2006 to revise the quarterly revenue targets and the commission formula. See “Employment Arrangements” above.

Long-term incentives. Our long-term incentive program has consisted of a stock option program pursuant to which our executive officers are periodically granted stock options at the then fair market value (or higher prices) of our common stock. Our stock option programs are designed to provide such persons with significant compensation based on our overall performance as reflected in the stock price, to create a valuable retention device through standard two to five year vesting schedules and to help align employees’ and stockholders’ interests. Options granted during fiscal 2005 generally had a five year term, subject to continuing service, and generally vest as to 25% of the shares on the first anniversary of the grant date, and monthly thereafter through the fourth anniversary of the date of grant. Stock options are typically granted at the time of hire to new employees, at the time of promotion to certain employees and periodically to a broad group of existing key employees, and executive officers.

Principal Executive Officer Compensation

During fiscal 2005, our company had two persons who shared the duties of principal executive officer, Elwood G. Norris, our Chairman, and Kalani Jones, our former President and Chief Operating Officer. Mr. Jones resigned as President and Chief Operating Officer in October 2005, and Mr. John Zavoli assumed such positions in November 2005. Mr. Zavoli currently shares the duties of principal executive officer with Mr. Norris. The committee had responsibility for determining the compensation of all of Mr. Norris, Mr. Jones and Mr. Zavoli.

Elwood G. Norris. Mr. Elwood G. Norris currently serves as Chairman of the Board, an executive position. Prior to his appointment as Chief Executive Officer in September 2000, which position Mr. Norris resigned in February 2003, Mr. Norris had been employed by us as Chief Technology Officer pursuant to a three-year employment agreement dated September 1, 1997. The three-year term expired on August 31, 2000, but the agreement remains in effect until one party gives thirty days advance notice of termination to the other. Mr. Norris now serves as Chairman under the term of this agreement. The agreement, as amended by the committee, provides for a base salary of $16,667 per month. The agreement provides that Mr. Norris will participate in bonus, benefit and other incentives at the discretion of the Board of Directors. We also provide Mr. Norris with an automobile, the lease payments for which are currently approximately $900 per month. Mr. Norris has agreed not to disclose trade secrets and has agreed to assign certain inventions to us during employment. We are also obligated to pay Mr. Norris certain royalties. See “Certain Transactions” below.

The committee did not formally review Mr. Norris’s performance for fiscal 2005, and did not award Mr. Norris a bonus for fiscal 2005. No adjustments have been made to Mr. Norris’ salary for fiscal 2006. The committee notes that Mr. Norris continued during fiscal 2005 to raise the profile of our company and our products through national press coverage. Although the committee feels that Mr. Norris’ base salary remains below market for a person of his experience and responsibilities, Mr. Norris indicated his desire not to have any increase in base salary, and not to receive any bonus.

Kalani Jones. Mr. Kalani Jones joined our company in August 2003 as Senior Vice President, Operations. His employment agreement provided for an annual base salary of $140,000, and an annual performance bonus of up to 30% of base salary. In September 2003, Mr. Jones was promoted to Chief Operating Officer and the committee approved an increase in base salary to $175,000 per year upon the recommendation of the Chairman. Mr. Jones was promoted to President and Chief Operating Officer in April 2004, and his base salary was further increased to $200,000 per year. The committee determined such salary level by reference to the Radford Executive Survey, setting a level between the 10th and 25th percentile for the comparable position, consistent with the committee’s policies on executive base salaries described above. Following Mr. Jones’ performance review for fiscal 2004, his base salary was increased to $220,000 per year. Such salary was slightly below the 25th percentile for the comparable position as reported in the Radford Executive Survey.

Mr. Jones’s employment was terminable at-will by us or Mr. Jones for any reason, with or without notice. In October 2005, Mr. Jones’s employment arrangement with our company terminated. We entered into a separation and release agreement with Mr. Jones. The agreement provided for our one-time payment of $82,500 to Mr. Jones and our payment of health benefit premiums on Mr. Jones’s behalf for a period not to extend beyond February 28, 2006. We also agreed to extend until February 15, 2006 the period of time for which the vested portion of stock options held by Mr. Jones may be exercised. As a result of Mr. Jones’ resignation, the committee did not review Mr. Jones’ performance for fiscal 2005.

John R. Zavoli. In October 2005, we entered into a letter agreement with Mr. Zavoli, pursuant to which Mr. Zavoli was appointed as our President and Chief Operating Officer, commencing November 1, 2005. Mr. Zavoli was previously a director of our company, and was a member of this committee from June 2005 until he resigned his committee appointments in connection with entering into the letter agreement. The letter agreement provided for an annual base salary of $250,000 and eligibility for an annual bonus, as recommended by the compensation committee and approved by the board of directors. In addition, the letter agreement provided that Mr. Zavoli would receive an option to purchase 100,000 shares of our common stock, which option was granted on Mr. Zavoli’s start date. Mr. Zavoli’s employment is not for a specified period or term of employment and is terminable at-will by us or by Mr. Zavoli for any reason, with or without notice. Mr. Zavoli will be entitled to severance benefits in the form of up to a maximum of six months of salary and health benefit continuation if we terminate his employment without cause or he resigns for good reason.

The committee informally authorized Mr. Norris to negotiate Mr. Zavoli’s compensation with Mr. Zavoli, and the committee (without Mr. Zavoli) recommended such compensation to the full board for approval. The level of compensation and other terms of the employment agreement were determined in arms’ length negotiations between Mr. Norris and Mr. Zavoli, and the committee did not rely upon benchmark data in approving the level of Mr. Zavoli’s compensation.

The Committee’s Conclusion

The committee has determined that the Chairman’s, the President’s and the other executive officer’s total compensation in the aggregate to be reasonable and not excessive.

The committee has not historically made compensation decisions for executive officers on the basis of the relative difference between CEO compensation and the compensation of the company’s other executives. The committee believes that such spreads are small in comparison to peer companies. The committee intends to continue to base its compensation decisions on national survey benchmarks for comparable positions, and on individual performance.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, compensation payments in excess of $1 million to each person who served as Chief Executive Officer at the end of a taxable year, and to each of the other most highly compensated executive officers whose compensation must be disclosed in SEC filings, are subject to a limitation of $1 million on the amount we may deduct as an ordinary business expense. Certain performance-based compensation is not subject to the limitation on deductibility. The total taxable compensation to each employee subject to Section 162(m) during the taxable year ended September 30, 2005 was below $1 million.

We granted stock options to persons subject to Section 162(m) in a manner designed to qualify such stock options as performance-based compensation. However, from June 2004 to April 2005, we issued non-qualified stock options not approved by stockholders to certain persons, including one present executive officer subject to Section 162(m), and a number of non-executive employees who could in the future become subject to Section 162(m), in each case as an inducement material to employment. Upon the exercise of such non-qualified stock options, and upon a disqualifying disposition of any incentive stock options which do not qualify as performance-based compensation under Section 162(m), the amount of the deduction that we would otherwise be entitled to may be limited to the extent the ordinary income recognized by the subject employee upon such exercise or disqualifying disposition, together with all other compensation in a given taxable year, exceeds $1 million. The committee intends to qualify as performance-based compensation all stock option grants under the 2004 Equity Incentive Plan. However, the committee may in its discretion make other awards to existing or potential future employees subject to Section 162(m) which do not qualify as performance-based compensation.

The committee believes that any application of Section 162(m) to limit deductibility of executive compensation is unlikely to have a material effect on our financial condition or results of operations, as a result of the company’s net operating loss carry-forwards, which were approximately $46,972,000 at September 30, 2005, and which expire through 2026. However, certain amounts of these carry-forwards are subject to significant limitations under the Internal Revenue Code of 1986, as amended, and the committee notes that a valuation allowance has been provided in our financial statements to offset the net deferred tax asset associated with such loss carry-forwards, as management has determined that it is more likely than not that the deferred tax asset will not be realized.

COMPENSATION COMMITTEE

Richard M. Wagner (Chairman)

David J. Carter

Daniel Hunter

Raymond C. Smith (Admiral Smith was not a member of the Compensation Committee during fiscal 2005)

REPORT OF THE AUDIT COMMITTEE

Introductory Note: The following report is not deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended September 30, 2005.

The Audit Committee has reviewed and discussed the audited financial statements of American Technology Corporation with management. The Audit Committee has discussed with Swenson Advisors, LLP, our independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from Swenson Advisors, LLP required by Independence Standards Board Standard No. 1, which relates to the accounting firm’s independence from our company, and has discussed with Swenson Advisors, LLP its independence from our company.

The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors. The Audit Committee Charter was amended and restated in April 2004. Each of the members of the Audit Committee qualifies as an independent director under the current listing standards of the Nasdaq Stock Market. The Charter of the Audit Committee is attached as Annex 1 to this proxy statement.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

AUDIT COMMITTEE

David J. Carter

Daniel Hunter (Chairman)

Richard M. Wagner

COMPANY STOCK PRICE PERFORMANCE

Introductory Note: The stock price performance graph below is required by the SEC and will not deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such laws.

The following graph compares the five-year cumulative total return on our common stock to the total returns of 1) Nasdaq Stock Market and 2) Nasdaq Stock - Electronic & Electrical Equipment & Components, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on September 30, 2000 and all dividends were reinvested. Our fiscal year ends on September 30.

CERTAIN TRANSACTIONS

Under the terms of an Assignment of Technology Agreement dated March 2, 1993 and an Addendum Agreement dated December 2, 1996 we are obligated to pay Elwood G. Norris, our Chairman, a 2% royalty on net sales from certain of our technologies, of which only HSS is a current offering of our company. The royalty obligation continues until at least March 1, 2007, and for any longer period during which we sell products or license technologies subject to any patent assigned to us by Mr. Norris. No royalties were paid or recorded under this agreement in the fiscal years ended September 30, 2005, 2004 or 2003, as these royalties were immaterial and were waived by Mr. Norris. We may owe royalties in future periods based on actual sales or technology revenues.

Mark Norris, the son of Elwood G. Norris, is a full-time non-executive employee of our company. In his role as a Mechanical Engineer, Mark Norris was paid $100,618 in salary for the fiscal year ended September 30, 2005. No other family member of any executive officer, director or 5% stockholder received compensation of more than $60,000 during the year ended September 30, 2005.

In December 2004, a family trust affiliated with Mr. Elwood G. Norris purchased from our company an unsecured subordinated promissory note in the principal amount of $500,000. Such purchase was in connection with a private offering of an aggregate of $2,000,000 of such notes. The notes are due December 31, 2006, and interest accrues at the rate of 8% per year and is due and payable quarterly in arrears. We were required to apply 40% of the net proceeds of any future equity financing to prepay these notes. In connection with the issuance of these notes, each purchaser, including Mr. Norris’ trust, was granted a warrant to purchase 7,500 shares of our common stock for each $100,000 of notes purchased (prorated for amounts less than $100,000), exercisable until December 31, 2009. The exercise price of the warrants was $9.28 per share for purchasers who were directors, officers, employees or consultants of our company, or affiliates of such persons, and $8.60 per share for other purchasers. Mr. Norris’ trust therefore received a warrant exercisable for 37,500 shares with an exercise price of $9.28 per share.

Canusa Trading Ltd., a significant owner of our then outstanding Series E Preferred Stock, also purchased an unsecured subordinated promissory note from our company in the principal amount of $300,000 in the December 2004 note and warrant financing, and received a warrant to purchase 22,500 shares at an exercise price of $8.60 per share. All shares of Series E Preferred Stock have since been converted into common stock. See below for more information on this conversion.

All of the December 2004 notes were repaid in accordance with their terms in July 2005 in connection with the equity financing that closed at that time.

Effective as of January 18, 2005, we gave notice to all holders of Series D Preferred Stock that we had elected to convert the shares of Series D Preferred Stock to common stock, such that all 50,000 issued and outstanding shares of Series D Preferred Stock converted into an aggregate of 129,259 shares of common stock. Certain significant owners of our then outstanding shares of Series D Preferred Stock received shares of common stock as follows: Ehrens Family Trust (5,000 shares of Series D Preferred Stock converted into 12,926 shares of common stock), Granite Capital LP (35,263 shares of Series D Preferred Stock converted into 91,161 shares of common stock), and Granite Capital II LP (4,737 shares of Series D Preferred Stock converted into 12,246 shares of common stock).

On January 18, 2005, we gave notice to all holders of Series E Preferred Stock that we had elected to convert the shares of Series E Preferred Stock to common stock. The notice of conversion for the Series E Preferred Stock was effective on February 1, 2005, and all 233,250 issued and outstanding shares of Series E Preferred Stock converted into an aggregate of 801,306 shares of common stock. Certain significant owners of our outstanding shares of Series E Preferred Stock received shares of common stock as follows: Granite Capital LP (22,500 shares of Series E Preferred Stock converted into 77,296 shares of common stock), Granite Capital II LP (2,500 shares of Series E Preferred Stock converted into 8,589 shares of common stock), Canusa Trading Ltd. (50,000 shares of Series E Preferred Stock converted into 171,769 shares of common stock), K. Tucker Anderson (25,000 shares of Series E Preferred Stock converted into 85,885 shares of common stock), Leonard M. Teninbaum Keogh Account (42,500 shares of Series E Preferred Stock converted into 146,004 shares of common stock).

PROPOSAL THREE

APPROVAL OF CERTAIN TERMS OF THE SECURITIES PURCHASE AGREEMENT

Overview

In July 2005, we sold 2,868,851 shares of our common stock at a purchase price of $4.88 per share to a limited number of institutional investors. In connection with this financing, we issued two warrants to each investor, with each warrant containing a provision which provides for the adjustment of the exercise price of the warrant under specified circumstances, which we refer to as the reset provision. We agreed to seek stockholder approval of the reset provision, as more fully described below.

The affirmative vote of a majority of the votes cast the meeting, either in person or by proxy, is required to approve the proposal.

Summary of the Financing

This summary of the financing is intended to provide you with basic information concerning the transaction. However, it is not a substitute for reviewing the Securities Purchase Agreement, the Registration Rights Agreement, Form of Warrant-A and Form of Warrant-B, which we collectively refer to as the financing documents. You should read this summary in conjunction with the financing documents, which were attached as exhibits to our Form 8-K filed with the SEC on July 19, 2005. The financing documents are available on the company’s website at www.atcsd.com, by clicking on “Investors” and then “SEC Filings.” Copies of any of the financing documents are also available to stockholders at no charge upon request. Stockholders should address requests for documents to the Secretary of our company at the address listed on the first page of this Proxy Statement.

The financing was conducted pursuant to the terms of a Securities Purchase Agreement dated July 14, 2005. The financing closed on July 18, 2005. We received gross proceeds from this financing of approximately $14 million. The net proceeds of the financing after payment of a 5% placement fee and transaction expenses, were used to discharge approximately $2.0 million of indebtedness, and the balance has been and will be used for general working capital purposes, including marketing, sales and deliveries of proprietary directed sound products.

In connection with this financing, we issued two warrants to each investor. The “A” Warrants are exercisable for an aggregate of 717,213 shares of common stock at an exercise price of $6.36 per share. These warrants are exercisable from January 18, 2006 until July 18, 2009. The “B” Warrants were exercisable for an aggregate of 864,706 shares of common stock at an exercise price of $7.23 per share. These warrants were exercisable from the date the registration statement became effective on September 29, 2006 until the date six months after that effective date. The “B” Warrants expired by their terms on March 28, 2006.

Approval of the Reset Provision

The “A” Warrants and “B” Warrants contain reset provisions which would adjust the exercise price, and in inverse proportion adjust the number of shares subject to the warrant, in the event we pay or effect stock dividends or splits, or in the event we sell shares of our common stock at a purchase price, or options or warrants to purchase shares of our common stock having an exercise price, less than the exercise price of the applicable warrant.

Absent stockholder approval of this proposal, the exercise price may not be reduced to a price less than the closing bid price of our common stock on the trading day immediately preceding the closing date of the financing, or $6.17 per share, and we will not be obligated to issue any shares upon the exercise of a warrant at an exercise price below that closing bid price if, in the aggregate in the financing, we would have issued in excess of 19.99% of the shares of our common stock outstanding on the closing of the financing.

The Securities Purchase Agreement requires us to seek approval of our stockholders for the reset provisions at this meeting. Upon approval, the limitation on the reduction of the exercise price in the warrants will cease to apply.

In connection with the financing, our chairman Elwood G. Norris entered into a voting agreement agreeing to vote all of his shares of our common stock in favor of this proposal.

Reasons for Stockholder Approval

Our common stock is traded and quoted on the Nasdaq Capital Market and is therefore subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350 sets forth certain corporate governance standards for issuers whose securities are listed on the Nasdaq Capital Market. Nasdaq Marketplace Rule 4350(i)(1)(D) requires stockholder approval prior to our sale or issuance or potential issuance of common stock (or securities convertible into our common stock) equal to 20% or more of our common stock or 20% or more of the voting power outstanding before the issuance if the sale price of the securities is less than the greater of the book or market value of the securities.

At the time we executed the Securities Purchase Agreement, the number of shares of common stock which we would have had to issue to the investors, assuming the A Warrants and B Warrants were exercised at the initial exercise price, would have been 1,581,919 shares, which, together with the shares sold under the Securities Purchase Agreement, would have represented less than 20% of our then current outstanding common stock. However, the reset provisions in the warrants could operate to increase the number of shares for which the warrants could be exercised so that, together with the shares sold under the Securities Purchase Agreement, we may have potentially been obligated to issue 20% or more of our outstanding common stock then outstanding. Because of this possibility, the financing documents contained provisions which capped the maximum number of shares that we would be obligated to issue to the investors and set a minimum exercise price, as described above. Due to these limitations, we were not obligated under the Nasdaq Marketplace Rules to obtain our stockholders’ approval prior to consummating the financing.

In the event that, due to future resets in the warrant exercise price, we become obligated to issue in the aggregate a number of shares of common stock in excess of the 19.99% threshold, any investor who is unable to exercise a warrant has the right to require us to use our best efforts to obtain stockholder approval in accordance with Rule 4350(i) at that time. In addition, the Securities Purchase Agreement requires us to seek stockholder approval under Rule 4350(i) at our Annual Meeting. Under applicable Nasdaq rules, votes on shares issued in connection with the financing, whether cast in person or by proxy, will not be entitled to vote and will not be counted for purposes of this proposal. As a result of the expiration of the B Warrants, there will be no price resets or additional shares issued under such warrants.

For the reasons described above, the Board of Directors believes it is in the best interest of the company to ask for your approval at the Annual Meeting.

You should note that, in the event that our stockholders do not approve this proposal, under no circumstances would we issue a number of shares of common stock under the financing documents equal to or in excess of 20% of our outstanding common stock as of the closing date of the financing. However, if our failure to obtain shareholder approval for this proposal would adversely affect the investors in the future, each investor could, separately, require us to call a special meeting of our stockholders to approve the reset provisions. Any such demand would require us to incur substantial costs.

Our Board of Directors recommends a vote IN FAVOR of Proposal Three

PROPOSAL FOUR

STOCKHOLDER PROPOSAL

Eric Pandzic, 2303 Nelson Ave, Redondo Beach, California, 90278, who holds 32,650 shares of American Technology Corporation’s common stock, has given notice of his intention to present a proposal at the 2006 Annual Meeting. The proposal and the proponent’s supporting statement appear below in italics.

The affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, is required to approve the proposal.

Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management’s Statement below.

Order Announcements:

Shareholders request that the Board of Directors adopt a policy to publicly announce all orders booked with an Anticipated Sales Value exceeding the larger of $200,000 or 2% of the company’s last reported annual net revenues (this larger amount hereafter termed “the threshold”) by any one Customer without regard to delivery deadline within seven calendar days of order agreement as hereinbelow set forth.

For this purpose a Customer shall be defined as any reseller or end user that ultimately bears responsibility of payment to American Technology Corporation (“ATC”). An Order shall be defined as an agreement in principle, or fact by way of contract or similar, to purchase products, technology or services from ATC or its subsidiaries. The seven calendar days shall commence at the first of either:

a) an order(s) in excess of the threshold is received from a single customer…or

b) the sum of initial order(s) received plus contractual orders from a single customer exceeds the threshold,…or

c) to ensure disclosure of significant business contracted in increments, the sum of initial and contractual orders received exceed 50% of the threshold…and…these orders together with pending orders from a single customer exceed 100% of the threshold, where “pending” is used to mean a customer’s stated intent to place likely and foreseeable additional orders. When these “pending” orders are used to exceed the threshold, the required announcement shall indicate so and also include the following or similar text within: “This order announcement includes discussed orders not yet contracted by this customer and would otherwise fall below the order announcement disclosure threshold without the inclusion of these discussed orders which ultimately may never materialize.”

In all cases the value of previously filled orders shall be excluded when determining the threshold requiring announcement.

If additional orders are received from a customer of whom ATC has already made a related Order Announcement(s), a subsequent Order Announcement is required only if/when the additional orders exceed the amount stated in all previous Order Announcement(s) by an amount equal to the threshold.

Order Announcements shall also include the name of the customer, or if anonymity of its customer is preferred, ATC may in lieu use the customer’s U.S. Census Bureau three digit Industry Classification Code with corresponding description label (REF: http://www.census.gov/apsd/techdoc/cps/feb97/det-ind.html).

Publicly Announced is defined as disclosure by ATC in the form of a press release and/or as required in a material event filing with the U.S. Securities & Exchange Commission.

Supporting Statement

SHAREHOLDERS RIGHT TO KNOW

Market acceptance of the company’s technologies is key to the success of the company and its investors. Shareholders have a timely right to know of the company’s meaningful orders, or absence thereof, and the markets the company has success penetrating. To date, the company has made this determination of timeliness and meaningfulness which this shareholder has found inconsistent and forwards this proposal for adoption by the board in resolution of this.

Management’s Statement AGAINST Stockholder Proposal

After careful consideration, we recommend a vote against this proposal for several reasons, as described more fully below.

First, while we recognize the proponent’s concern for disclosure of meaningful orders, we believe that our current practice already addresses the issue raised by the proponent. Through our continuous announcements and press releases of significant corporate developments as well as our periodic reports, including our annual reports, quarterly reports, and proxy statement, we provide our stockholders with disclosures of material information concerning our company, including summaries of strategically or financially important agreements with customers. Specifically, in accordance with the disclosure rules of the U.S. Securities and Exchange Commission, we are required to publicly disclose entry into material definitive agreements within 4 business days of entering such an agreement. We evaluate disclosure of other orders and agreements based on the totality of circumstances, including the importance of the order or agreement, the desires of our customers concerning the timing of disclosures, and strategic considerations. All of our press releases and SEC filings are available through our website at www.atcsd.com, by clicking on “Investors.”

Second, we believe that the proponent’s proposal is mechanistic and would not meaningfully benefit the company or its stockholders. By contrast, our approach in publicly disclosing strategically or financially important agreements with customers involves a dynamic process that analyzes numerous factors, thus providing meaningful insight into the significance of a particular order. We believe that our “totality of the circumstances” approach generates meaningful disclosure to our stockholders and benefits our business strategy, whereas the proposal set forth by the proponent is unduly mechanistic and arbitrary, thus failing to provide meaningful disclosure to our stockholders and jeopardizing our business strategy.

Third, the proponent’s proposal is an attempt by a stockholder to micro-manage the company’s decision making policies, which would restrict the company’s ability to make discretionary decisions in the best interest of its stockholders and effectively utilize management time and resources. We believe that it would be counterproductive to divert management time and attention from ongoing operations in an effort to meet the proponent’s request. The proposal would require substantial record-keeping time and incur unnecessary expenses, while providing little if any meaningful additional information to stockholders. As such, we believe that adopting the proponent’s request would disrupt the business operations of our company.

Fourth, ordinary business decisions necessary to conduct the business of the company are implemented by management and the company’s employees in the course of their employment, without direct Board involvement. The Board of Directors considers this proposal to cover a matter relating to the ordinary business operations of the company. As such, the company could have sought exclusion of this proposal from consideration at the Annual Meeting by submitting a request for exclusion to the SEC pursuant to Rule 14a-8(i) of the Securities Exchange Act of 1934, which provides that a company may seek exclusion of a stockholder proposal that pertains to management functions, or matters relating to the company’s ordinary business operation. However, the Board decided to let the proponent have his say in this Proxy Statement, and to allow you to vote your opinion in the event that the matter properly comes before the Annual Meeting.

For the reasons stated above, our Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you specify otherwise in the proxy.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from us by contacting the Secretary at American Technology Corporation, 15378 Avenue of Science, Suite 100, San Diego, California 92128 or at (858) 676-1112. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by April 18, 2006.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors

/s/ Elwood G. Norris

Elwood G. Norris

Chairman of the Board

April 4, 2006

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2005 has been mailed with this proxy statement. We amended portions of our Form 10-K on January 30, 2006 and March 24, 2006. The amended information is contained in this proxy statement. Each of the Form 10-K amendments and exhibits to the Form 10-K are available without charge upon written request to the Chairman of the Board, American Technology Corporation, 15378 Avenue of Science, Suite 100, San Diego, California 92128.

ANNEX 1

AMERICAN TECHNOLOGY CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

(Approved April 7, 2004)

Organization

There shall be a committee of the Board of Directors of American Technology Corporation (the “Company”) to be known as the Audit Committee (the “Committee”). The Board of Directors shall appoint the members of the Committee, which will be composed of at least three directors. The Committee shall be composed entirely of directors that are independent, as defined by the applicable rules and regulations of the Securities and Exchange Commission and Nasdaq, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment. All Committee members must satisfy the financial literacy requirements of the applicable rules and regulations of Nasdaq, and at least one member shall have past employment experience in finance or accounting, or other comparable experience or background which results in the member’s financial sophistication. In addition, at least one member of the Committee may be designated as the “audit committee financial expert,” as defined by applicable legislation and regulation of the Securities and Exchange Commission.

Statement of Policy

The primary purposes of the Committee are to assist the Board of Directors in fulfilling its oversight responsibilities for:

•	the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the Company’s independent auditors.

Except as otherwise required by applicable law, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Authority

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•	Appoint, compensate, and oversee the work of any public accounting firm employed by the Company.

•	Resolve any disagreements between management and the independent auditors regarding financial reporting.

•	Pre-approve all auditing and non-audit services by the Company’s independent auditors.

•	Retain independent counsel, accountants, or others at the expense of the Company to advise the Committee or assist in the conduct of an investigation.

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•	Seek any information it requires from employees—all of whom are directed to cooperate with the Committee’s requests—or external parties.

•	Meet with Company officers, independent auditors, or outside counsel, as necessary.

Responsibilities

The Committee will carry out the following responsibilities:

Financial Statements

•	Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, recent professional and regulatory pronouncements, off-balance sheet structures, and understand their impact on the financial statements.

•	Review with management and the independent auditors the results of the audit, including any difficulties encountered.

•	Review the annual financial statements and confirm they are complete and consistent with information known to Committee members, and reflect appropriate accounting principles.

•	Review other sections of the annual report and related regulatory filings, including the disclosures made in the Management Discussion and Analysis, before release and consider the accuracy and completeness of the information.

•	Understand how management develops interim financial information, and the nature and extent of independent auditor involvement.

•	Review interim financial reports with management and the independent auditors before filing with regulators, including the disclosures made in the Management Discussion and Analysis, and consider whether they are complete and consistent with the information known to Committee members.

•	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the annual report and interim reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have significant disagreements with management.

•	Review with outside counsel any legal matter that could have a significant impact on the Company’s financial statements.

Internal Control

•	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

•	Understand the scope of the independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Independent Audit

•	Review the independent auditors’ proposed audit scope and approach, including coordination of audit effort with management.

•	Review the performance of the independent auditors, and exercise final approval on the appointment or discharge of the auditors.

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•	Review and confirm the independence of the independent auditors by obtaining statements from the auditors on relationships between the auditors and the Company, including non-audit services, and discussing the relationships with the auditors.

•	On a regular basis, meet separately with the independent auditors to discuss any matters that the Committee or auditors believe should be discussed privately.

Compliance

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.

•	Obtain from the independent auditors assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

•	Review the process for communicating the code of ethics to Company personnel, and for monitoring compliance therewith.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Obtain regular updates from management and Company legal counsel regarding compliance matters.

Reporting Responsibilities

•	Regularly report to the Board of Directors about Committee activities, issues, and related recommendations.

•	Provide an open avenue of communication between the independent auditors and the Board of Directors.

•	Report annually to the shareholders, describing the Committee’s composition, responsibilities and how they were discharged, including approval of non-audit services.

•	Review any other reports the Company issues that relate to Committee responsibilities, including having discussion with management regarding the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as other financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made), and unless otherwise provided in a Company policy, the Committee does not need to discuss each release in advance.

Other Responsibilities

•	Perform other activities related to this charter as requested by the Board of Directors.

•	Review all related party transactions (as that term is defined in SEC Regulation S-K, Item 404) on an ongoing basis. All such transactions must be approved by the Committee.

•	Institute and oversee special investigations as needed.

•	With the assistance of legal counsel, review and assess the adequacy of this charter annually, and present a report to the Board at the Board’s annual organizational meeting of the results of the Committee’s assessment, including any recommendations for changes to this charter.

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•	Confirm annually that all responsibilities outlined in this charter have been carried out.

•	Evaluate the Committee’s and individual members’ performance on a regular basis, and annually provide to the Board for its evaluation a report concerning the performance of the Committee.

Meetings and Voting

The Committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. The affirmative vote of a majority of the members present at a meeting at which a quorum is present shall constitute action of the Committee. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see above) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

Compensation

Members of the Committee shall receive compensation for attending Committee meetings as defined and approved by the Board of Directors.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

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ANNEX 2

AMERICAN TECHNOLOGY CORPORATION

BOARD OF DIRECTORS

COMPENSATION COMMITTEE CHARTER

(Approved January 27, 2005)

Organization

There shall be a committee of the Board of Directors of American Technology Corporation (the “Company”) to be known as the Compensation Committee (the “Committee”). The Committee shall be composed entirely of directors who are:

•	“independent,” as defined by the applicable rules and regulations of the Securities and Exchange Commission and Nasdaq, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment;

•	“non-employee directors,” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; and

•	“outside directors,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

Statement of Policy

The primary purposes of the Committee are to:

•	Provide assistance to the Board of Directors in fulfilling its responsibilities to the shareholders, potential shareholders, and the investment community relating to compensation of the Company’s executives.

•	Administer the Company’s equity compensation plans.

•	Report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

Except as otherwise required by applicable law, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

The Committee shall have the following responsibilities. To the extent the Company has co-principal executive officers, all references to the CEO in this charter shall include all co-principal executive officers, regardless of title.

•	The Committee shall review and approve performance goals and objectives for executive officers, including the CEO.

•	The Committee shall evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation level based on this evaluation. The CEO may not participate in deliberations concerning his or her own compensation level.

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•	In determining the long-term incentive component of CEO compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years, and other factors it considers relevant.

•	The Committee shall recommend to the Board the compensation of executive officers other than the CEO. The CEO may be present at such deliberations, but may not vote.

•	The Committee shall review and approve incentive-compensation plans and equity-based plans for all of the Company’s executive officers, and make recommendations to the Board for their approval as applicable.

•	The Committee shall administer and make grants under the Company’s incentive-compensation plans and equity-based plans to the extent such function is delegated to the Committee by the Board with respect to each such plan.

•	The Committee shall develop and implement a long-term strategy of employee compensation and the types of stock and other compensation plans to be used by the Company and the shares and amounts reserved thereunder.

•	The Committee shall address any other compensation matters as from time to time directed by the Board.

•	The Committee shall report on executive compensation as required by applicable laws and regulations for inclusion in the Company’s proxy statement or other SEC filings, discussing among other things:

•	The criteria on which compensation paid to the CEO for the last completed fiscal year is based.

•	The relationship of such compensation to the Company’s performance.

•	The Committee’s executive compensation policies applicable to executive officers.

•	Whether the Company’s allowable deduction for compensation to the Company’s executive officers could be limited pursuant to Section 162(m) of the Internal Revenue Code.

•	The Committee shall annually review Board compensation and make related recommendations to the Board.

•	The Committee shall annually provide to the Board for its evaluation a report concerning the performance of the Committee.

•	The Committee shall, with the assistance of legal counsel, review and assess the adequacy of this charter annually, and present a report to the Board at the Board’s annual organizational meeting of the results of its assessment, including any recommendations for changes to this charter.

•	The Committee shall regularly address the issues of appointment and removal of members of the Committee, qualification of Committee members, and Committee structure and operation, and shall make recommendations to the Board concerning any proposed changes to Committee membership, structure, or authority.

Meetings and Voting

The Committee shall meet as often as necessary, but at least once annually. The affirmative vote of a majority of the members present at a meeting at which a quorum is present shall constitute action of the Committee.

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Authority to Engage Independent Counsel and Advisors; Access

In the process of discharging its duties, if a compensation consultant is needed to assist in the evaluation of director, CEO or senior executive compensation, the Committee shall have authority to retain and terminate the consulting firm, including authority to approve the firm’s fees (which shall be paid by the Company) and other retention terms. The Committee shall also have the right to engage and determine funding for independent counsel and other advisors at the expense of the Company. The Committee may seek any information it requires from employees of the Company, all of whom shall be directed to cooperate with the Committee’s requests, and from external parties.

Compensation

Members of the Committee shall receive compensation for attending Committee meetings as defined and approved by the Board of Directors.

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ANNEX 3

AMERICAN TECHNOLOGY CORPORATION

BOARD OF DIRECTORS

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(Approved April 7, 2004)

Organization

There shall be a committee of the Board of Directors of American Technology Corporation (the “Company”) to be known as the Nominating and Governance Committee (the “Committee”). The Board of Directors shall appoint the members of the Committee, which will be composed of at least three directors. The Committee shall be composed entirely of directors that are independent, as defined by the applicable rules and regulations of the Securities and Exchange Commission and Nasdaq, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

Statement of Policy

The primary purposes of the Committee are to:

•	Identify individuals qualified to become Board members.

•	Recommend the persons to be nominated by the Board for election as directors at the annual meeting of stockholders.

•	Regularly review and advise the Board with respect to corporate governance principles and policies applicable to the Company.

•	Oversee the annual evaluation of the Board’s effectiveness.

Except as otherwise required by applicable law, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

The Committee shall have the following responsibilities:

•	The Committee shall, with the assistance of legal counsel, review and assess the adequacy of this charter annually, and present a report to the Board at the Board’s annual organizational meeting of the results of its assessment, including any recommendations for changes to this charter.

•	The Committee shall regularly address the issues of appointment and removal of members of the Committee, qualification of Committee members, and Committee structure and operation, and shall make recommendations to the Board concerning any proposed changes to Committee membership, structure, or authority

•	Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Committee shall have sole responsibility and authority for selecting the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, and the sole responsibility for recommending the persons to be nominated by the Board to fill any vacancies on the Board that the Board has authority to fill.

•

The Committee shall use the criteria and the principles set forth in the Company’s Board Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”) to guide its director selection

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process. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of the Governance Guidelines, with assistance of legal counsel, and recommend any proposed changes to the Board for approval.

•	The Committee shall conduct background checks on all director nominees and shall have the sole authority to retain and terminate any search firm to be used to identify director nominees, including sole authority to approve the search firm’s fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

•	The Committee shall establish and oversee a policy for considering shareholder nominees for directors, and shall develop the procedures that must be followed by shareholders in submitting recommendations.

•	The Committee shall evaluate director candidates recommended by the shareholders using the criteria and the principles for director selection set forth in the Governance Guidelines.

•	The Committee shall be responsible for recommending to the Board the directors to be appointed to each committee. The Committee shall also monitor and recommend the functions of various committees.

•	The Committee shall establish and oversee a procedure for shareholders to communicate with the Board.

•	The Committee shall be responsible for overseeing an annual self-evaluation of the Board to determine whether it is functioning effectively. The Committee shall determine the nature of the evaluation, supervise the conduct of the evaluation and prepare an assessment of the Board’s performance, to be discussed with the Board. The Committee shall also evaluate its own performance as a committee on an annual basis and report same to the Board. The Committee shall be responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

•	The Committee shall consider questions of conflict of interest of board members and senior management, and, to the extent a conflict constitutes a related party transaction (as that term is defined in SEC Regulation S-K, Item 404), refer the approval of such matter to the Audit Committee of the Board of Directors.

•	The Committee shall oversee director orientation and continuing education programs, and shall also oversee director retirement policies and resignation of directors from the Board.

Meetings and Voting

The Nominating and Governance Committee shall meet as often as necessary, but at least once annually. The affirmative vote of a majority of the members present at a meeting at which a quorum is present shall constitute action of the Committee.

Authority to Engage Independent Counsel and Advisors

The Committee shall have the right to engage and determine funding for independent counsel and other advisors at the expense of the Company.

Compensation

Members of the Committee shall receive compensation for attending Committee meetings as defined and approved by the Board of Directors.

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PROXY

American Technology Corporation

THIS PROXY RELATES TO AN ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD MAY 4, 2006

The undersigned hereby appoints ELWOOD G. NORRIS, JOHN R. ZAVOLI, and KAREN JORDAN or any of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of American Technology Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of AMERICAN TECHNOLOGY CORPORATION (the “Company”) to be held at 2:00 p.m. (local time) at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128 on May 4, 2006 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSALS TWO AND THREE, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

<  FOLD AND DETACH HERE  <

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

PROPOSAL ONE:    To elect directors to serve for the ensuing year and until their successors are elected.

☐ FOR all nominees listed below (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:        Elwood G. Norris, David J. Carter, Daniel Hunter, John R. Zavoli and Raymond C. Smith.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS TWO AND THREE

PROPOSAL TWO:    To ratify the selection of Swenson Advisors, LLP as independent registered public accounting firm of the Company for the fiscal year ending September 30, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL THREE:    To approve certain terms of the Securities Purchase Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL FOUR

PROPOSAL FOUR:    Stockholder proposal concerning procedure for disclosure of orders.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed on the other side)

<  FOLD AND DETACH HERE  <

(Continued from other side)

This proxy has been solicited by or for the benefit of the Board of Directors of the Company. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received by the Company prior to commencement of the Annual Meeting.

DATED: , 2006	Signature

Print Name

IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN

Signature

Print Name
(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.)

Mail or Deliver this Proxy to:

AMERICAN TECHNOLOGY CORPORATION

15378 Avenue of Science, Suite 100

San Diego, California 92128

(858) 676-1112

I will be attending the meeting    ☐

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